UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012

CALIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (707) 766-3000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2012, Calix, Inc. (“Calix”) and Ericsson Inc. (“Ericsson”) entered into an Asset Purchase Agreement pursuant to which Calix will make a one-time cash payment to acquire Ericsson’s fiber access capital assets and inventory, including the Ericsson EDA 1500 GPON solution and its complementary ONT portfolio. The Asset Purchase Agreement also provides for the parties to enter into a license agreement whereby Ericsson will license certain patents to Calix, and Calix will agree to indemnify Ericsson against any subsequent misuse of such licensed patents by Calix. The Asset Purchase Agreement also provides for Calix to offer employment for up to 61 U.S.-based employees of Ericsson, as well as the transition of ongoing support of the acquired products from Ericsson to Calix. The transaction is expected to close in the fourth quarter of 2012, subject to customary closing conditions.

On August 22, 2012, Calix and Ericsson publicly disseminated a press release announcing the Asset Purchase Agreement. The two companies also announced that they have signed a global reseller agreement, under which Calix will become Ericsson’s preferred global partner for broadband access applications. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The foregoing description of the Asset Purchase Agreement is included to provide information regarding its terms. It does not purport to be a complete description and it is qualified in its entirety by reference to the full text of the Asset Purchase Agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 29, 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated August 22, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2012	CALIX, INC.

	By:	/s/ Michael Ashby
Michael Ashby
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release dated August 22, 2012